UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Earliest Event Reported: March 2, 2007

National CineMedia, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33296	20-5665602
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS employer identification no.)

9110 E. Nichols Ave., Suite 200

Centennial, Colorado 80112-3405

(Address of principal executive offices, including zip code)

(303) 792-3600

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 210.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

National CineMedia, Inc.’s (the “Company”) subsidiary, National CineMedia, LLC (“NCM LLC”) entered into transactions on March 2, 2007 (the “Transactions”), with each of Credit Suisse International (“Credit Suisse”), JPMorgan Chase Bank, N.A. (“JP Morgan”), Lehman Brothers Special Financing Inc. (“Lehman”) and Morgan Stanley Capital Services Inc. (“Morgan Stanley”) for the purpose of hedging its exposure to increases in interest rates under the Credit Agreement (as defined below). The Transactions are effective March 13, 2007 and have terms that run until February 13, 2015, subject to earlier termination upon the occurrence of certain specified events. Subject to the terms of the Transactions, NCM LLC will make payments at specified intervals to each of Credit Suisse, JP Morgan, Lehman and Morgan Stanley based on a fixed rate of 4.984% on an aggregate notional amount of $550,000,000. Each of Credit Suisse, JP Morgan, Lehman and Morgan Stanley will make payments at specified intervals to NCM LLC based on LIBOR on an aggregate notional amount of $550,000,000. The Transactions will be secured parri passu by the Credit Agreement (as defined below). The Company is currently negotiating the terms of the ISDA Master Agreements, which will be entered into in due course.

Credit Suisse, JP Morgan, Lehman, Morgan Stanley and their affiliates have performed and may in the future perform, various financial advisory and investment banking services for the Company and NCM LLC, for which they received or will receive customary fees and expenses. In particular, affiliates of Credit Suisse, JP Morgan, Lehman and Morgan Stanley were managing underwriters for the Company’s initial public offering on February 13, 2007. In addition, NCM LLC is the borrower under an $805,000,000 Credit Agreement (the “Credit Agreement”) dated February 13, 2007, among the several lenders party thereto, Lehman Brothers Inc. and J.P. Morgan Securities, Inc., as joint lead arrangers, JP Morgan, as syndication agent, Credit Suisse Securities (USA) LLC and Morgan Stanley Senior Funding, Inc., as co-documentation agents and Lehman Commercial Paper Inc., as administrative agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATIONAL CINEMEDIA, INC.

Dated: March 7, 2007	By:	/s/ Gary W. Ferrera
Gary W. Ferrera Executive Vice President and Chief Financial Officer